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                                                                     EXHIBIT 3.5

                             ARTICLES OF AMENDMENT
                                       OF
                               JAMESON INNS, INC.

     In accordance with Section 14-2-602 of the Georgia Business Corporation Code (O.C.G.A.(S) 14-2-602), Jameson Inns, Inc. (the "Corporation") hereby delivers these Articles of Amendment to the Secretary of State for filing.

                                      I.

     The name of the Corporation is Jameson Inns, Inc.

                                      II.

     The Amended and Restated Articles of Incorporation of the Corporation (the "Articles") shall be amended by amending Part II.A of the Articles of Amendment of the Corporation filed with the Secretary of State March 13, 1998, to-wit:
the DESIGNATION OF PREFERENCES, RIGHTS, PRIVILEGES AND RESTRICTIONS OF PREFERRED STOCK (the "Designation"), as follows:

     A. The first paragraph of the Designation is amended and restated in its entirety to read as follows:

          1.  Designation and Initial Number.  One million two hundred seventy-
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     two thousand seven hundred twenty-seven (1,272,727) shares of the preferred stock of Jameson Inns, Inc. (the "Corporation"), par value $1.00 per share (the "Preferred Stock"), are hereby classified into one series which shall be designated the 9.25% Series A Cumulative Preferred Stock (the "Series A Preferred Stock").

                                      III.

     This Amendment was duly adopted by the affirmative vote of a majority of the members of the Board of Directors of the Corporation on November 3, 1998. Pursuant to Section 14-2-602(e) of the Georgia Business Corporation Code, the shareholders of Jameson Inns, Inc. were not required to take any action in connection herewith.

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     IN WITNESS WHEREOF, the Corporation as caused these Articles of Amendment to be executed by its duly authorized officer on the 4th day of March, 1999.

                              JAMESON INNS, INC.


                              By: /s/ Thomas W. Kitchin
                                  ---------------------------
                                      Thomas W. Kitchin
                                      Chief Executive Officer

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